Exhibit (a)(7)
Attachment V
Cirrus Logic Stock Option Plans
Comparison of Plan Provisions1

Provision	1996 Plan	2002 Plan	2006 Plan

Law Governing Interpretation of the Plan	California or Texas state law, depending upon the terms of the applicable option agreement	Texas state law
Delaware state law

Summary: Delaware state law will apply to all legal questions or disputes that arise with respect to a New Option granted under the 2006 Plan. In some cases, Delaware state law may be less favorable to an Eligible Optionee than the California or Texas state laws that would have applied to a cancelled Eligible Option under the 1996 Plan or the 2002 Plan.

[1]This chart is intended to provide a summary of each of the key terms of the 1996 Plan, 2002 Plan, and 2006 Plan. The chart identifies the basic differences between cancelled Eligible Options that are granted under either the 1996 Plan or the 2002 Plan, and each New Option that an Eligible Optionee whose Eligible Options are cancelled will receive. All New Options will be granted under the 2006 Plan and will be subject to the terms of the 2006 Plan. If you have questions regarding whether your Eligible Options were granted under the 1996 Plan or the 2002 Plan, you should contact Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com.

In some cases, as noted below, the terms of an Eligible Option or a New Option are dependent upon the terms of the applicable option award agreement. The terms of the applicable plan document (i.e., the 1996 Plan, the 2002 Plan, or the 2006 Plan) and your option award agreement will govern your Eligible Options and New Options. To the extent that the summary provided in this chart differs from the terms of the applicable plan document and your option award agreement, the terms of the applicable plan document and your option award agreement will control.

Provision	1996 Plan	2002 Plan	2006 Plan

Arbitration of Disputes Regarding Rights Under the Plan	Arbitration is not required with respect to disputes regarding rights under the 1996 Plan.	Certain option award agreements require arbitration of disputes regarding rights under the 2002 Plan.
Certain option award agreements require arbitration of disputes regarding rights under the 2006 Plan.

Summary: Although arbitration is not required with respect to disputes arising under the provisions of the 1996 Plan, arbitration will be required for disputes related to New Options granted under the 2006 Plan. The arbitration provisions applicable to each New Option granted under the 2006 Plan will be the same as the arbitration provisions applicable to each Eligible Option granted under the 2002 Plan, if any.

Provision	1996 Plan	2002 Plan	2006 Plan

Transferability of Options
Options are only transferable by will or according to state laws applicable to the distribution of a deceased optionee’s property. Otherwise, only the optionee is allowed to exercise such optionee’s options during his or her lifetime.
Options are only transferable to the extent provided in the optionee’s option award agreement, or as determined by the plan administrator.
Options are only transferable by will or according to state laws applicable to the distribution of a deceased optionee’s property, or as required by a qualified domestic relations order in connection with the optionee’s separation or divorce. The plan administrator also has the authority to permit certain transfers of options to members of the optionee’s immediate family, or to trusts and partnerships that are established for the primary benefit of the optionee’s family members, in its discretion.

Summary: The transferability provisions applicable to New Options granted under the 2006 Plan will be more favorable than the provisions that would apply to a corresponding cancelled Eligible Option that was granted under the 1996 Plan. The transferability provisions applicable to New Options granted under the 2006 Plan may be more restrictive than the provisions that would apply to a corresponding cancelled Eligible Option that was granted under the 2002 Plan, depending upon the circumstances under which transfer of an option is desired.

Provision	1996 Plan	2002 Plan	2006 Plan

Option Adjustments to Reflect Changes in Cirrus Logic’s Common Stock
Subject to any required action by shareholders, the number of shares covered by an outstanding option and the price per share that is applicable under an outstanding option will be proportionately adjusted for any increase or decrease in the number of issued shares of Cirrus Logic’s common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or certain other increases or decreases in the number of issued shares of Cirrus Logic common stock.

Subject to any required action by shareholders, the number of shares covered by an outstanding option and the price per share that is applicable under an outstanding option will be proportionately adjusted for any increase or decrease in the number of issued shares of Cirrus Logic’s common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or certain other increases or decreases in the number of issued shares of Cirrus Logic common stock.

If the company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure, or there is an increase or decrease in the number of issued shares of Cirrus Logic common stock resulting from a stock subdivision, consolidation, or stock dividend, the number and class of shares of Cirrus Logic common stock covered by an award will be adjusted proportionately.

Summary: The potential option adjustments applicable in the event of changes in Cirrus Logic’s common stock are substantially similar under the 1996 Plan, 2002 Plan, and 2006 Plan, although differing treatment may apply in certain situations based on minor variations in the language of each plan.

Provision	1996 Plan	2002 Plan	2006 Plan

Rules Applicable in the Event of a Corporate Transaction Involving Cirrus Logic
The plan administrator may, in its discretion, accelerate vesting of options and allow an optionee to exercise such optionee’s outstanding options until 10 days prior to a transaction involving the dissolution or liquidation of Cirrus Logic. Options that are not purchased under these provisions will terminate immediately prior to the consummation of such transaction. The plan administrator may also determine that any repurchase option that would apply to shares purchased upon exercise of an option will lapse as to all such shares.

If Cirrus Logic merges with or into another corporation, or Cirrus Logic (or substantially all of its assets) are sold, each outstanding option will either be assumed by Cirrus Logic’s successor, or if the successor corporation refuses to assume the outstanding option, vesting of all shares covered by the option must be accelerated and the optionee must be provided with a right to exercise the option with respect to all shares. Each optionee will be provided with a 15 day exercise period and an outstanding option will terminate at the expiration of the 15 day period.

The plan administrator may, in its discretion, accelerate vesting of options and allow an optionee to exercise such optionee’s outstanding options until 10 days prior to a transaction involving the dissolution or liquidation of Cirrus Logic. Options that are not purchased under these provisions will terminate immediately prior to the consummation of such transaction. The plan administrator may also determine that any repurchase option that would apply to shares purchased upon exercise of an option will lapse as to all such shares.

If any of the following occurs: (i) a merger or consolidation in which Cirrus Logic is not the surviving entity, (ii) the sale, transfer, or other disposition of all or substantially all of the assets of Cirrus Logic, or (iii) any reverse merger in which Cirrus Logic is the surviving entity, but control of Cirrus Logic changes, each outstanding option will either be assumed by Cirrus Logic’s successor, or if the successor corporation refuses to assume the outstanding option, vesting of all shares covered by the option must be accelerated and the optionee must be provided with a right to exercise the option with respect to all shares. Each optionee will be provided with a 15 day exercise period and an outstanding option will terminate at the expiration of the 15 day period.

In the event of certain mergers, a sale, lease, or exchange or all or substantially all of the assets of Cirrus Logic, the dissolution and liquidation of Cirrus Logic, or certain other corporate changes causing a change in control or ownership of Cirrus Logic, the plan administrator must take one of the following actions, which may vary with respect to each optionee: (1) accelerate the vesting of outstanding options, (2) accelerate the time at which some or all options may be exercised, (3) require the mandatory surrender of certain options in exchange for cash, based on the value of such options, as determined in accordance with the 2006 Plan document, (4) make adjustments to outstanding options as it deems to reflect the applicable corporate change, or (5) provide for an adjustment in the number and class of shares of common stock covered by an option.

Summary: New Options granted under the 2006 Plan may not be entitled to accelerated vesting or other applicable adjustments under certain circumstances, even though an adjustment would have been required with respect to the corresponding cancelled Eligible Option under the 1996 Plan or the 2002 Plan.